QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

PER.CX COLLABORATION and LICENSE AGREEMENT

CRUCELL HOLLAND B.V.—AVENTIS PASTEUR S.A

  This Collaboration and License Agreement ("Agreement") is made and entered into by and between

  CRUCELL HOLLAND B.V., a Dutch company with offices located at Archimedesweg 4, 2301 CN Leiden, the Netherlands, (hereinafter "CRUCELL");

  And

  AVENTIS PASTEUR S.A, a company existing and organised under the laws of the Republic of France, having its registered head office at 2, avenue Pont Pasteur, 69007, Lyon, France, (hereinafter "AvP"),

  the parties hereinafter individually referred to as "Party" and collectively as "Parties".

        WHEREAS, AvP is a leading manufacturer in the field of human vaccines and other related immunological products for prevention, treatment, and cure of diseases in humans and has extensive worldwide research, development, manufacturing, and marketing operations in that field.

        WHEREAS, CRUCELL has expertise in the field of creating producer cell lines and has developed and owns patents and know how in the field of producer cell lines and more specifically has created and owns rights in a producer cell line suitable for use in propagation of influenza viruses (the "PER.C6™" cell line).

        WHEREAS, CRUCELL has made, under a material transfer agreement (April 24, 2001), the PER.C6™ cell line available to AvP for evaluation in its laboratories for the manufacture of influenza virus.

        WHEREAS, CRUCELL and AvP signed a Research Collaboration and License Agreement on January 24, 2003 for the creation of a new Ad5E1-HER cell line (PER.C8), and the development of a cell based influenza vaccine to be manufactured with PER.C8, and wherein AVP elected not to license the PER.C6 cell line, at that time, but AvP preserved it's opportunity to access the PER.C6 cell line if, for any reason, the PER.C8 development is not successful, by receiving from CRUCELL certain rights of first refusal and first negotiation to the PER.C6 cell line.

        WHEREAS AvP has decided to accelerate its development plans for cell based influenza vaccines, and desires to use CRUCELL's PER.C6 cell line technology for the manufacture, development and commercialization of its cell based influenza vaccine.

        AND WHEREAS CRUCELL and AvP have agreed to collaborate in the development and commercialization of a PER.C6-based influenza vaccine.

        NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties, intending to be legally bound, agree as follows:

1    DEFINITIONS

        Plural used in this Agreement shall mean singular and vice versa.

1.1
AFFILIATE means (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent

  (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general -partnership interest, of a Party.

  REGISTERED AFFILIATE means an AvP AFFILIATE identified in Exhibit 1.1, as such exhibit may be updated, from time to time, by mutual written consent of the Parties.

1.2
AvP TERRITORY means all the countries of the world and their territories except the CRUCELL TERRITORY.

1.3
CRUCELL KNOW HOW means PER.C6 KNOW HOW and PER.C8 KNOW HOW.

1.4
CRUCELL NET SALES means the total of all charges invoiced by CRUCELL, CRUCELL SUBLICENSEES and its sales agents acting on behalf, and in the name of CRUCELL or SUBLICENSEES, or as an independent non-purchasing agent/distributor of FLU VACCINE PRODUCT ("agents") for the sale of FLU VACCINE PRODUCTS in final packaged form suitable for administration to humans to non-affiliated third parties, less the following reasonable and customary accrual-basis deductions to the extent applicable to such invoiced amounts in accordance with generally accepted accounting practices (French GAAP), as consistently applied by both Parties for financial reporting purposes: (i) all trade, cash and quantity credits, discounts, refunds or rebates (including without limitation Medicaid rebates); (ii) amounts for claims, allowances or credits for returns; retroactive price reductions; chargebacks; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes), in each case if charged separately on the invoice and paid by the customer. For the avoidance of doubt, NET SALES shall not include sales by CRUCELL to its AFFILIATES or to CRUCELL's permitted SUBLICENSEES for resale. A "sale" shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof. Transfers or dispositions for charitable or promotional purposes or for pre-clinical, clinical, regulatory or governmental purposes prior to receiving marketing approval are not considered a "sale;" provided that such transfers or dispositions are at a price less than twenty percent (20%) over AvP's MANUFACTURING COST for the units so transferred or disposed

1.5
CRUCELL PATENTS means PER.CX PATENTS.

1.6
CRUCELL TECHNOLOGY means CRUCELL PATENTS and CRUCELL KNOW HOW.

1.7
CRUCELL TERRITORY means Japan.

1.8
DEVELOPMENT PROGRAM means the collaborative research & development program, under the common control and supervision of CRUCELL and AvP, to create a new cell line named PER.C8, develop a manufacturing system for production of flu vaccines with PER.C6 CELLS and to perform research and development activities for pandemic flu vaccines.

1.9
DEVELOPMENT PROGRAM TERM shall have the meaning specified in Section 2.2.

1.10
EFFECTIVE DATE means the last date written on the signature page.

1.11
FDA means the U.S. Food and Drug Administration.

1.12
FIELD means any and all uses for human health.

1.13
FIRST COMMERCIAL SALE means, with respect to any VACCINE PRODUCT manufactured using PROJECT TECHNOLOGY, the first sale, by AvP or a SUBLICENSEE, of a VACCINE PRODUCT approved for commercial sale for administration to a human subject for monetary consideration.

1.14
FLU VACCINE PRODUCT means VACCINE PRODUCT to prevent and/or treat an acquired infection or disease caused by a communicable infectious influenza virus, and manufactured using PER.CX CELLS.

1.15
FUNCTIONAL GENOMICS means the identification and/or validation of the biological function(s) of human and animal genes, and/or gene fragments and/or viruses and/or fragments of viruses transcribed from such genes, by means of the construction and use of arrayed collections of said genes and/or gene fragments, in non-phage viral vectors to enable the identification and validation of drug targets, nutriceuticals and/or therapeutics, for the treatment or prevention of human or animal disease(s) and/or the maintenance of nutritional health.

1.16
GENE THERAPY FIELD means the therapy of human subjects by administering to a subject a vector including, but not limited to, therapeutic gene sequence(s), the therapeutic effect of which is principally caused by the expression product of said gene sequence(s) and is not intended to raise an immune response against a communicable infectious agent.

1.17
MANUFACTURING COSTS with respect to units of a VACCINE PRODUCT means (i) those costs associated with manufacture of such units which would be viewed by the manufacturing Party's independent auditor as costs that could be capitalized on the balance sheet as inventory and would include all raw material (including normal scrap) and actual direct labor costs and a proper accounting of actual manufacturing overhead allocated to such units; and (ii) with respect to portions acquired from a non-AFFILIATE vendor, the amounts paid to the vendor. It would exclude any excess capacity, excess direct labor inefficiencies, unusable material, or any other costs related to such units not deemed to add value or not deemed to be ongoing in the production process for such product.

1.18
NET SALES shall mean the total of all charges invoiced by AvP, SUBLICENSEES and its sales agents acting on behalf, and in the name of AvP or SUBLICENSEES, or as an independent non-purchasing agent/distributor of FLU VACCINE PRODUCT ("agents") for the sale of FLU VACCINE PRODUCTS in final packaged form suitable for administration to humans to non-affiliated third parties, less the following reasonable and customary accrual-basis deductions to the extent applicable to such invoiced amounts in accordance with generally accepted accounting practices (French GAAP), as consistently applied by both Parties for financial reporting purposes: (i) all trade, cash and quantity credits, discounts, refunds or rebates (including without limitation Medicaid rebates); (ii) amounts for claims, allowances or credits for returns; retroactive price reductions; chargebacks; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes), in each case if charged separately on the invoice and paid by the customer. For the avoidance of doubt, Net Sales shall not include sales by AvP to its AFFILIATES or to AvP's permitted SUBLICENSEES for resale. A "sale" shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof. Transfers or dispositions for charitable or promotional purposes or for pre-clinical, clinical, regulatory or governmental purposes prior to receiving marketing approval are not considered a "sale;" provided that such transfers or dispositions are at a price less than twenty percent (20%) over AvP's MANUFACTURING COST for the units so transferred or disposed

1.19
PATENTS means all granted patents, including utility models and certificates of invention, and reissues, reexaminations, supplementary protection certificates, extensions, and term restorations thereof, and patent applications, including any continuations, continuations-in-parts, divisionals thereof, and the like.

1.20
PER.CX CELLS mean the cell lines, which (1) have been created by CRUCELL, or which may be created by CRUCELL itself or by any third party which may control, whatever the way, the

  CRUCELL PATENTS and the CRUCELL KNOW HOW, and (2) are human embryo Retinoblasts transformed with the E1 gene sequences of human Adenovirus type 5, including PER.C8 CELLS and PER.C6 CELLS.

1.21
PER.C6 CELLS means the cell line as deposited under ECACC no. 96022940 and further specified in Exhibit 1.21.

1.22
PER.C6 KNOW HOW means all materials, information, experience and data, formulae, procedures, culture medium and growth conditions, results and specifications, regulatory filings and vaccine-related clinical and pre-clinical data, in written or electronic form, which are specifically related to PER.C6 CELLS, which (i) are in the possession of CRUCELL at the EFFECTIVE DATE or come into the possession of CRUCELL during the TERM of this Agreement, (ii) are necessary or useful in connection with the research, development, manufacture, or use of PER.C6 CELLS, or VACCINE PRODUCT, (iii) are not subject to a third party confidentiality obligation that prevents CRUCELL from disclosing the same, and (iv) are not generally known or published.

1.23
PER.CX PATENTS mean any and all PATENTS that CRUCELL owns or controls by license, wherein said license has a sublicense right, or which CRUCELL has a right to assignment and that claim PER.CX CELLS or the use thereof for the manufacture of VACCINE PRODUCT, including but not limited to those PATENTS as identified on Exhibit 1.23.

1.24
PER.C6 TECHNOLOGY means PER.CX PATENTS and PER.C6 KNOW HOW.

1.25
PER.C8 TECHNOLOGY means PER.CX PATENTS and PER.C8 KNOW HOW.

1.26
PER.C8 CELLS means PER.CX CELLS created during the course of Step 1B of the DEVELOPMENT PROGRAM and as selected by the STEERING COMMITTEE.

1.27
PER.C8 KNOW HOW means all materials, information, experience and data, formulae, procedures, results and specifications, regulatory filings and vaccine-related clinical and pre-clinical data, in written or electronic form, which are specifically related to PER.C8 CELLS, which (i) are in the possession of CRUCELL at the EFFECTIVE DATE or come into the possession of CRUCELL during the TERM of this Agreement, (ii) are necessary or useful in connection with the research, development, manufacture, or use of PER.C8 CELLS or VACCINE PRODUCT, (iii) are not subject to a third party confidentiality obligation that prevents CRUCELL from disclosing the same, and (iv) are not generally known or published.

1.28
PROJECT TECHNOLOGY means PROGRAM TECHNOLOGY, and CRUCELL TECHNOLOGY.

1.29
PROGRAM KNOW HOW means all materials, information, experience and data, formulae, procedures, results and specifications, regulatory filings and clinical and pre-clinical data, in written or electronic form, which are specifically related to the manufacture of a VACCINE PRODUCT, which (i) are created by the Parties during the course of, and as part of, the DEVELOPMENT PROGRAM of the present Agreement, and any amendment or successor agreements thereto; (ii) are necessary or useful in connection with the research, development, manufacture, use or sale of VACCINE PRODUCT, and (iii) are not subject to a third party obligation(s) that prevent the Parties from using the same.

1.30
PROGRAM PATENTS mean PATENTS that claim an invention made during the course of, and as part of, the DEVELOPMENT PROGRAM, and that are necessary or useful in connection with the research, development, manufacture, use or sale of a VACCINE PRODUCT.

1.31
PROGRAM Plan and Budget shall have the meaning set forth in Section 4.1 hereof.

1.32
PROGRAM TECHNOLOGY means PROGRAM PATENTS and PROGRAM KNOW HOW.

1.33
PROJECT PATENT means PROGRAM PATENTS and CRUCELL PATENTS.

1.34
SUBLICENSEE shall mean, with respect to a particular VACCINE PRODUCT, a third party to whom AvP or CRUCELL has granted a license or sublicense under the PROJECT TECHNOLOGY to offer to sell, import, use or sell such VACCINE PRODUCT for administration to human subjects in need thereof.

1.35
STEERING COMMITTEE shall have the meaning set forth in Section 3 herein.

1.36
TERM shall have the meaning set forth in Section 17.1 herein.

1.37
VACCINE PRODUCT means any form of composition for any mode of administration intended for administration to human subjects either to prevent an infection or disease caused by a communicable infectious agent, or to treat an acquired infection or disease caused by a communicable infectious agent, by means of raising an immune response against an infectious agent, and which composition contains live attenuated VIRUS, inactivated VIRUS, split VIRUS or sub-units derived from VIRUS, of any strain of VIRUS, manufactured using PER.CX CELLS.

1.38
VALID CLAIM of a PATENT means any granted and unexpired PATENT, which has not been revoked or adjudged unenforceable or invalid by a judgment of a court of competent jurisdiction or other governmental agency of competent jurisdiction, from which judgment there is no appeal or no appeal has been taken within the time allowed for appeal, and which have not been disclaimed or admitted to be invalid or unenforceable through disclaimer or other written document executed by CRUCELL, as the case may be, or the successors or assigns of such PATENT.

1.39
VIRUS means a virus, including influenza virus but excluding adenovirus, alphavirus or poxvirus, Human Papilloma Virus (HPV), Hepatitis C Virus (HCV), Human Immunodeficiency Virus (HIV) and/or Herpes Simplex Virus (HSV) particle.

2    STEERING COMMITTEE

2.1
Committee Responsibilities. CRUCELL and AvP will establish a STEERING COMMITTEE to oversee, review, and coordinate the conduct of the DEVELOPMENT PROGRAM, Regulatory Affairs, and Commercialization Collaboration. Communications between the Parties shall be directly managed through the Steering Committee.

2.2
Membership. The STEERING COMMITTEE shall be comprised of an equal number of voting representatives from each of CRUCELL and AvP. The exact number of such representatives shall be at least two (2) for each of CRUCELL and AvP, and shall include at least one senior business person and the principle senior manager in charge of the Collaboration. The initial members of the Steering Committee shall be appointed by each Party prior to signing the Collaboration Agreement. AvP and CRUCELL may replace its STEERING COMMITTEE representatives at any time, with written notice to the other Party. The Parties agree that, in addition to the members of the Steering Committee appointed by each Party, participation by certain additional employees, agents or representatives of their respective companies may be necessary or desirable from time to time, depending upon the subject matter to be discussed at a given meeting. In such event, the Party that wishes that an extra representative attend such Steering Committee meeting, shall promptly notify the other Party in advance of such meeting.

2.3
Sub-Committees. From time to time, the STEERING COMMITTEE may establish subcommittees to which it can delegate the responsibilities of the STEERING COMMITTEE for particular projects or activities in or for the DEVELOPMENT PROGRAM, Regulatory Affairs, and the Commercialization Collaboration as further specified hereinbelow, and such subcommittees will be constituted as the STEERING COMMITTEE agrees. The STEERING COMMITTEE shall form its first subcommittee to be named the joint project team or "Project Team", which shall supervise, coordinate, and report on the progress to the STEERING COMMITTEE. The STEERING COMMITTEE shall appoint the initial Project Team leaders (one each from AvP and CRUCELL).

2.4
Committee Meetings. (a) During the active involvement of CRUCELL in the DEVELOPMENT PROGRAM, the STEERING COMMITTEE shall exert reasonable commercial efforts to meet at least quarterly, either through a conference call or a face-to-face meeting. Moreover, the Parties agree to meet in person as necessary to further the goals of the DEVELOPMENT PROGRAM. The Parties agree that at least one meeting of the STEERING COMMITTEE per calendar year will be held at AvP's facilities and at least one meeting per calendar year shall be held at CRUCELL's facilities. The Parties agree that the first meeting of the Steering Committee shall take place no later than one month from signing the Agreement and to plan the next meeting of the Steering Committee at the end of each Steering Committee. In the event that a Party would like to postpone a Steering Committee meeting, it shall so inform the other Party in a timely manner prior to the date of such planned Steering Committee meeting by notification given to the other Party. (b) After the active involvement of CRUCELL in the DEVELOPMENT PROGRAM, the STEERING COMMITTEE shall meet at the reasonable written request of one of the Parties.

2.5
Committee Agenda Responsibilities. (a) During the active involvement of CRUCELL in the DEVELOPMENT PROGRAM, the STEERING COMMITTEE will (i) provide scientific guidance to the Parties in connection with the DEVELOPMENT PROGRAM and monitor and review the progress and results generated in the DEVELOPMENT PROGRAM; and (ii) review and approve on an annual basis the PROGRAM Plan and Budget, pursuant to Section 4.1 of this Agreement, (iii) manage and resolve conflicts that may arise at the level of the Parties' Project Team, and (iv) monitor publication and invention disclosures developed during the course of the DEVELOPMENT PROGRAM. (b) After the active involvement of CRUCELL in the DEVELOPMENT PROGRAM, the STEERING COMMITTEE shall meet at the reasonable written request of one of the Parties to (1) coordinate Regulatory Affairs and the Commercialization Collaboration, (ii) manage and resolve conflicts between the Parties, and (iii) monitor publication and invention disclosures and third party patent issues.

2.6
Chairperson. AvP's lead representative shall chair the first three meetings of the STEERING COMMITTEE, after which the chair shall be assumed by CRUCELL's lead representative for the next three meetings. The meeting chair shall alternate until the Agreement is terminated or until, there is no longer a need for a STEERING COMMITTEE Meeting.

2.7
Minutes. The Party whose representative chairs a meeting shall be responsible for preparing the agenda and minutes for such meetings. Draft agenda must be submitted to members at least one week prior to the scheduled meeting. Modifications or additions to the agenda shall be incorporated at the reasonable discretion of the chairperson, who shall provide the final agenda at least 24 hours prior to the meeting. Minutes shall be prepared and forwarded to all members for comment within two weeks after the close of the meeting. Comments will be incorporated into the minutes if received within two weeks after receipt. If no comments are received within such two-week period, the minutes shall become an official record of the meeting.

2.8
Order. In the event any issue becomes contentious, the meetings shall be operated according to Robert's Rules of Order. Any matter that requires a STEERING COMMITTEE decision and for which unanimous consent is not expressed by Committee members shall be put to a vote. All STEERING COMMITTEE decisions require a majority vote of the Committee Members present at such meeting. Members may be present in person or by teleconference.

2.9
Disputes. In the event that a deadlock arises within the STEERING COMMITTEE, the dispute will be referred to executive level officers of AvP and CRUCELL, who shall meet to resolve the dispute. Except if such dispute is related to the CRUCELL TERRITORY, and remains deadlocked at the executive level, AvP reserves the right to make the final decision.

3    DEVELOPMENT PROGRAM

3.1
Program Overview. Subject to the terms and conditions set forth herein, CRUCELL and AvP agree to cooperate in the performance of a program to develop FLU VACCINE PRODUCTS using the PER.CX cell line as a manufacturing system, in accordance with a multistep DEVELOPMENT PROGRAM, which shall be carried out in accordance with one or more PROGRAM Plan and Budgets prepared and approved in accordance with Section 4 hereinbelow. The activities conducted in connection with the DEVELOPMENT PROGRAM will be overseen and administered by the STEERING COMMITTEE as authorized pursuant to Section 2 above.

3.2
DEVELOPMENT PROGRAM Steps. The DEVELOPMENT PROGRAM consists of the following steps: (1) creation of a new cell line, named PER.C8 CELLS, and development under GMP of a master cell bank with all necessary documentation; (2) development of a manufacturing process using PER.C6 CELLS and, alternatively, PER.C8 CELLS for manufacture of FLU VACCINE PRODUCT in bioreactors scaled up to 100 liters, and (3) development of research, pre-clinical and clinical data for use in a FLU VACCINE PRODUCT BLA or its equivalent.

3.3
At its sole discretion, AvP shall have the option to eliminate Step 1 from the DEVELOPMENT PROGRAM, which will terminate any obligations for AvP for funding and milestones related to Step 1.

3.4
DEVELOPMENT PROGRAM Obligations. AvP shall exert reasonable best efforts to progress a PER.C6 based FLU VACCINE PRODUCT through development to registration in the AvP TERRITORY, and exert reasonable commercial efforts to ensure that the manufacturing process and clinical program for any FLU VACCINE PRODUCT are adequate for product registration in both the AvP TERRITORY and the CRUCELL TERRITORY.

3.5
DEVELOPMENT PROGRAM Activities. AvP shall, except as provided for in Sections 3.5.1 to 3.5.4 below, be solely responsible for the global DEVELOPMENT PROGRAM activities, directly or through third parties. In accordance with the PROGRAM Plan and Budget in effect from time to time, CRUCELL shall perform the following activities in this DEVELOPMENT PROGRAM.

3.5.1
Step 1: Generation of new PER.C8 cell line

  CRUCELL shall generate, characterize, and develop a new influenza producer cell line (PER.C8). This activity shall commence with the isolation and immortalization of new human embryo retina cells and shall include all related activities up to and including establishment under GMP of a master cell bank with all necessary documentation. AvP shall work with CRUCELL to define the criteria to be used to select potential donors of the embryonic retinoblast cells to be used for PER.C8. The STEERING COMMITTEE is responsible for determining the criteria used to identify and approve PER.C8 CELLS.

3.5.2
Step 2: Development of flu vaccine manufacturing process.

  CRUCELL shall initiate the development of small scale (up to 100 liter bioreactor) flu vaccine upstream production process using PER.C6 CELLS based on virus propagated on the PER.C6 cell line. In accordance with AvP's manufacturing obligations as provided for hereinbelow, AvP shall use the PER.C6-developed upstream manufacturing process developed by CRUCELL for developing the final influenza vaccine manufacturing process using commercial scale bioreactors.

3.5.3
Step 3: Development of Research, Pre-clinical and Clinical Data.

  CRUCELL shall participate with AvP in the research and pre-clinical development activities for a pandemic FLU VACCINE PRODUCT, which activities may include generation of antigen, validation of antigen in animal models and isolation of primary influenza strains.

  CRUCELL shall be responsible for the additional research and development activities of FLU VACCINE PRODUCTS if these activities are required only for the CRUCELL TERRITORY and not for the AvP TERRITORY.

3.6
Exclusions for large scale upstream and downstream activities. The Parties understand and agree that AvP is not obliged to share with Crucell KNOW-HOW or PATENTS related to downstream activities for the production of FLU VACCINE PRODUCT, such as manufacture, purification, formulation and the like, as well as large scale upstream activities, that CRUCELL does not have any rights in any such KNOW-HOW or related PATENTS developed by AvP for the downstream activities or the large scale upstream manufacture of FLU VACCINE PRODUCT, and that such KNOW-HOW and related PATENTS will not be considered PROGRAM TECHNOLOGY. For purposes of this Section 3.6, "large scale" means in excess of     •    liters.

3.7
Technical Assistance. During step 2 of the DEVELOPMENT PROGRAM and thereafter during the TERM of this Agreement, CRUCELL shall provide AvP with reasonable technical assistance, including CRUCELL'S training of AvP's personnel or dispatching CRUCELL's qualified technical personnel to AvP, as may be necessary to use PER.CX CELLS and PER.CX KNOW HOW, upon AvP's reasonable request and at AvP's expense.

4    DEVELOPMENT PROGRAM PLANS AND BUDGETS AND FUNDING

4.1
Plan and Budget. The STEERING COMMITTEE shall be responsible for preparing a reasonably detailed plan and budget for the DEVELOPMENT PROGRAM, and beyond as authorized by the Parties ("PROGRAM Plan and Budget"). The PROGRAM Plan and Budget shall specify the objectives and work plan activities of both Parties, and the headcounts and other costs and expenses, including consultants and third party contractors. For the avoidance of doubt, CRUCELL shall never be obliged to allocate FTE to the DEVELOPMENT PROGRAM.

4.2
Initial PROGRAM Plan and Review. The initial PROGRAM Plan and Budget, which shall be fixed for the period from the SIGNING DATE through the first sixteen months of development, and which will be attached as Exhibit 4.2 within two weeks after the first STEERING COMMITTEE meeting. In accordance with the initial PROGRAM Plan and Budget, Step 1 of the DEVELOPMENT PROGRAM shall involve a maximum of    •    CRUCELL Full Time Equivalents (    •    FTE) for the duration of 12 months with possible two one year extensions with mutual agreement, and Steps 2 and 3 of the DEVELOPMENT PROGRAM shall involve a maximum of     •    CRUCELL Full Time Equivalents (    •    FTE) for the duration of three years. If circumstances require the modification of the initial PROGRAM Plan and Budget, the STEERING COMMITTEE shall review such PROGRAM Plan and Budget as soon as possible and shall recommend to the Parties an appropriate modification, which shall not be put into effect unless both Parties agree thereto in writing with 10 days of receipt of such modification.

4.3
PROGRAM Plan and Budget Review and Approval. Prior to the beginning of each calendar year during the DEVELOPMENT PROGRAM, the STEERING COMMITTEE shall review and approve an updated PROGRAM Plan and Budget. If the STEERING COMMITTEE is not able to complete its review and approval of the updated PROGRAM Plan and Budget for an upcoming year during the term of the DEVELOPMENT PROGRAM, the budget for the PROGRAM Plan and Budget in effect shall be continued until the Parties can complete the review and approval process.

4.4
Funding of the DEVELOPMENT PROGRAM.

4.4.1
During the TERM of the DEVELOPMENT PROGRAM, AvP shall assume full responsibility for paying the budgeted DEVELOPMENT PROGRAM costs set forth in the applicable PROGRAM Plan and Budget, except for costs that are required for activities in the DEVELOPMENT PROGRAM if these activities are required only for the CRUCELL TERRITORY and not for the AvP TERRITORY.

4.4.2
AvP shall reimburse CRUCELL at the agreed rate of    •    k Euro/FTE/year for    •    of the CRUCELL FTE engaged in Step 1 of the DEVELOPMENT PROGRAM. AvP will fund all other activities that are performed by CRUCELL and agreed in the DEVELOPMENT PROGRAM at a rate of €    •    k/FTE, except to the extent that these activities are funded through government grants.

4.4.3
AvP and CRUCELL will work together diligently to obtain funding for the DEVELOPMENT PROGRAM from the US CDC ("Funding").

4.4.4
The Parties will develop a cell culture/pandemic influenza VACCINE work plan in accordance with the Statement(s) of Work in the HHS (CDC) Pandemic RFP(s). The work will be allocated to the Party best able to perform specific tasks. For work that could be done by either Party, preference would be given to CRUCELL up to a maximum of ten FTEs. Thereafter, the work will be allocated on a 50-50 basis. If equipment for purchase is identified in the grant, then the Party allocated the work that uses such equipment shall own the purchased equipment. For example, for equipment needed for work allocated to CRUCELL, such equipment will be purchased using such grant money and owned by CRUCELL and vice versa. The Parties shall negotiate in good faith to distribute equitably other benefits from the CDC pandemic grant.

4.4.5
Each Party shall account for their actual expenses incurred in the DEVELOPMENT PROGRAM during each calendar quarter and report the expenditures at the next STEERING COMMITTEE meeting. Each Party may elect to pay for DEVELOPMENT PROGRAM costs in excess of that provided for in the PROGRAM Plan and Budget, as approved by the STEERING COMMITTEE.

4.4.6
Excess DEVELOPMENT PROGRAM Costs. Unless otherwise agreed by the Parties, neither Party shall be obligated to incur DEVELOPMENT PROGRAM costs beyond amounts provided for in the approved PROGRAM plan and budget.

5    REGULATORY AFFAIRS

5.1
Regulatory Sub-Committee: The STEERING COMMITTEE (or a Regulatory Sub-Committee established by the STEERING COMMITTEE) shall be responsible for (i) discussing the regulatory strategy (ii) facilitating the regulatory approval process, (iii) reviewing and monitoring regulatory filings performed by AvP and CRUCELL, and (iiiv) coordinating regulatory activities and interactions with regulatory authorities.

5.2
AvP Registration Responsibilities in AvP TERRITORY: Subject to the supervision of the STEERING COMMITTEE, consistent with the license grant of Section 9 and except as otherwise provided herein, AvP shall fund and shall be responsible for the preparation and filing in AvP's name with health regulatory authorities in the AvP TERRITORY clinical trial applications and marketing approval applications, including INDs and BLAs relating to FLU VACCINE PRODUCTS in AvP TERRITORY, and in those countries of the CRUCELL TERRITORY in which AvP subsidiaries are designated exclusive CRUCELL distributors of FLU VACCINE PRODUCTS.

5.3
CRUCELL Registration Responsibilities in CRUCELL TERRITORY. Subject to the supervision of the STEERING COMMITTEE, consistent with the license grant of Section 9, CRUCELL shall have the right to file, and shall be responsible for the preparation and filing, in its own name with health regulatory authorities in CRUCELL TERRITORY, clinical research exemption and marketing approval applications, including INDs and BLAs or its equivalent, relating to FLU VACCINE PRODUCTS.

5.4
Regulatory Authority Meetings. AvP and CRUCELL shall timely notify the other of all meetings, whether in person or by telephone, with US FDA, EMEA and Japan health regulatory authorities for the AvP TERRITORY and CRUCELL TERRITORY. An AvP and CRUCELL designee shall be entitled to attend all such regulatory meetings, in person or by telephone, as appropriate and at each Party's discretion. In the event that information or KNOW HOW related to downstream processes or large scale manufacturing is to be discussed then the CRUCELL representative will be excused from that session or portion of such meeting.

5.5
STEERING COMMITTEE Review For Clinical Trial Protocols And Regulatory Filings. Notwithstanding any other provision herein, all protocols for pre-marketing clinical trials that AvP and/or CRUCELL shall conduct for FLU VACCINE PRODUCTS shall be submitted for review by the STEERING COMMITTEE prior to the initiation of such trials and the filing of such protocols with any health regulatory agency; and AvP will be bound by the reasonable scientific recommendations of the STEERING COMMITTEE with respect to such protocols. In addition, the Parties shall submit its product registration plans (redacted in accordance with Section 5.7.1) to the STEERING COMMITTEE for FLU VACCINE PRODUCTS for review and comment, and the recommendations of the STEERING COMMITTEE with respect to such plans shall be binding on the Parties.

5.6
Adverse Event Reports: The Parties either directly or through the STEERING COMMITTEE, as deemed appropriate, shall cooperate in the coordination of common reporting to regulatory authorities, on a timely basis, of all safety-related and adverse events occurring during clinical development and subsequent to the grant of marketing approvals. Prior to commencing clinical trials on any FLU VACCINE PRODUCT, the Parties or their authorized agents shall enter into a written agreement concerning policies and procedures for adverse event reporting, which shall be binding on both Parties.

5.7
Access to and Use of Data.

5.7.1
Regulatory Data. Both Parties shall have access to and the right to use for incorporation in any regulatory filing, any pre-clinical and/or clinical data relating to the FLU VACCINE PRODUCTS and developed by either Party in the course of the DEVELOPMENT PROGRAM. Both Parties shall provide to each other access to that part of all regulatory fillings made for clinical trial and marketing approval in the US and Europe in the AvP TERRITORY and in the CRUCELL TERRITORY with respect to FLU VACCINE PRODUCTS which is not covered by the restriction of access by CRUCELL to downstream and large scale upstream processes as stated in Section 3.6, together with the underlying pre-clinical and clinical data, at reasonable times and on reasonable notice, and at no charge. In case data for the regulatory filing of the FLU VACCINE PRODUCT in the CRUCELL TERRITORY fall within the provisions of Section 3.6, CRUCELL shall provide AvP with the appropriate written authorizations to permit AvP to send directly such data to the Japanese regulatory authority, and AvP shall diligently cooperate with CRUCELL to supply data to the Japanese authorities in the required formats.

5.8
Third Party and AFFILIATE Obligation of Data Access. In all agreements with third parties or AFFILIATES involving the development of clinical data for FLU VACCINE PRODUCTS, each Party shall require that such third parties and AFFILIATES provide both Parties access to all such data, at no charge, to the extent that such data is required to be obtained from such third parties by the FDA and/or the Commission of Proprietary Medicines of the European Community or the European Medicines Evaluation Agency and/or the Japanese Health Regulatory Agency or other governmental equivalent thereof.

6    REPORTS AND RECORDS

6.1
On an annual basis on the anniversary of the EFFECTIVE DATE, AvP shall notify CRUCELL in writing of the addition and/or deletion of REGISTERED AFFILIATES. AvP may provide CRUCELL with written notice of a new REGISTERED AFFILIATE at any time by providing a revised Exhibit 1.1 to CRUCELL.

6.2
DEVELOPMENT PROGRAM Records. AvP and CRUCELL and their AFFILIATES shall maintain records of the DEVELOPMENT PROGRAM (or cause such records to be maintained) in sufficient detail and in good scientific manner, and at least one copy in the English language, as will properly reflect all work done and results achieved in the performance of the DEVELOPMENT PROGRAM (including all data in the form required under any applicable governmental regulations). Consistent with Section 3.6, each Party shall allow the other to have prompt access to all materials and data generated on behalf of such Party with respect to the PER.CX CELL and FLU VACCINE PRODUCT generated during the DEVELOPMENT PROGRAM at reasonable times and in a reasonable manner.

6.3
AvP Reports. AvP shall during the term of this Agreement, provide the STEERING COMMITTEE with a semi-annual written report summarizing the progress of its contribution and the contribution of its REGISTERED AFFILIATES to the DEVELOPMENT PROGRAM during the preceding two calendar quarters.

6.4
CRUCELL Reports. CRUCELL shall during the term of this Agreement, provide the STEERING COMMITTEE with a semi-annual written report summarizing the progress of its contribution and the contribution of its AFFILIATES to the DEVELOPMENT PROGRAM.

6.5
Review of Publication. As soon as is practicable prior to the oral public disclosure, and prior to the submission to any outside person for publication of a manuscript describing the scientific data resulting from any work accomplished as part of the DEVELOPMENT PROGRAM, AvP and its AFFILIATES or CRUCELL and its AFFILIATES, as the case may be, shall disclose to the STEERING COMMITTEE the disclosure or manuscript to be made or submitted, and shall allow the STEERING COMMITTEE at least thirty (30) days to determine whether such disclosure or manuscript contains subject matter for which patent protection should be sought prior to publication or which the other believes should be modified to avoid necessary regulatory or commercial difficulties or disclosure of that Party's confidential information. With respect to publications by investigators or other third parties, such publications shall be subject to review by the STEERING COMMITTEE under this Section to the extent that AvP or CRUCELL (as the case may be) has the right to do so.

6.6
Publication Rights. After the expiration of thirty (30) days from the date of receipt of such disclosure or manuscript by the members of the Steering Committee of the other under Section 6.5, to the other Party, unless AvP or CRUCELL or their AFFILIATE has received from the other the written notice specified in 6.7, the authoring Party shall be free to submit such manuscript for publication or to publish the disclosed research results in any manner consistent with academic standards.

6.7
Delay of Publication. Prior to the expiration of the thirty (30) day period specified in Section 6.6, the STEERING COMMITTEE may notify the submitting Party of its determination that such oral presentation or manuscript contains objectionable material, material that negatively impacts a Party's business interest, discloses confidential information of that Party, or material that consists of patentable subject matter for which patent protection should be sought. The notified Party shall withhold its proposed public disclosure and confer with the STEERING COMMITTEE to determine the best course of action to take in order to modify the disclosure or to obtain patent protection. After resolution of the regulatory or commercial issues, or the filing of a patent application or due consideration as to whether a patent application can reasonably be filed, the submitting Party shall be free to submit the manuscript and/or make its public oral disclosure. If the submitting Party declines to file an appropriate patent application pursuant to the request of the STEERING COMMITTEE, then either AvP or CRUCELL may undertake to file such application in accordance with Section 14.2.3 below.

6.8
Performance Reporting. AvP shall keep CRUCELL regularly informed about the performance and technical data respecting PER.C6 and/or PER.C8 CELLS used to manufacture FLU VACCINE PRODUCT. AvP shall provide CRUCELL on an annual basis within thirty (30) days after the anniversary of the EFFECTIVE DATE, with a summary report of the data relating specifically to PER.C6 and/or PER.C8 CELL performance, including specifically any and all substantial positive and/or negative deviations from the standard established operating, culturing and manufacturing parameters found useful in its application of PER.C6 and/or PER.C8 CELLS for the manufacture of FLU VACCINE PRODUCT. AvP shall promptly notify CRUCELL in writing of any substantial negative deviations from established PER.C6 CELL or PER.C8 CELL characteristics and/or performance parameters included in PER.C6 KNOW HOW or PER.C8 KNOW HOW prior to its notification of any other entity other than to the appropriate regulatory authorities, such as the FDA. To facilitate the mutually beneficial resolution of any PER.C6 and/or PER.C8 CELL technical performance issue relating to such a substantial negative deviation, AvP hereby agrees to permit CRUCELL's technical personnel reasonable access to relevant technical data to assist in resolving such issues.

6.8.1
Information reported to CRUCELL pursuant to Section 6.8 may be used by CRUCELL to amend and/or annotate its collection of PER.C6 KNOW HOW or PER.C8 KNOW HOW for delivery to such CRUCELL licensees to whom CRUCELL is permitted to sublicense the license granted under Section 6.5, which PER.C6 KNOW HOW or PER.C8 KNOW HOW shall only be disclosed under conditions of confidentiality at least as restrictive as those contained herein and in no case less than reasonable care. CRUCELL shall not disclose to any licensee any technical information specifically relating to FLU VACCINE PRODUCT(s) that are developed by AvP or its REGISTERED AFFILIATES.

6.9
PER.C6 Biological master File: AVP acknowledges that the PER.C6 Cell Biological Master File ("BMF"), which is filed with the FDA, which is owned by CRUCELL, and which may be filed with other foreign governmental equivalents thereof ("Governmental Authorities") is of crucial importance to the Parties as well as to all other licensees of PER.C6 Cell technology. AVP shall have the right to review CRUCELL's copy of the BMF filed with the FDA and other Governmental Authorities after providing CRUCELL with thirty (30) days prior notice. AVP shall have the right to cross-reference the BMF as may be required for any regulatory submissions to Governmental Authorities. CRUCELL shall provide AVP with any and all existing BMF documentation in the possession of CRUCELL (provided that CRUCELL is legally able to do so) relating to PER.C6 Cells as required to support any regulatory submission AVP makes to a Governmental Authority in a country where a BMF or its foreign equivalent has not been submitted or is not in effect.

6.9.1
AVP shall not be entitled to, and agree that they will not, characterize, issue Releases or Certificates of Analysis for, or analyze the genome of any PER.C6 Cells, or engage in any research of PER.C6 Cells that concern any safety, toxicity or tumorigenicity of PER.C6 Cells without obtaining the prior written agreement of CRUCELL, the holder of the BMF, provided that, if any Governmental Authority requests additional data or characterization of PER.C6 Cells that CRUCELL chooses not to provide, AVP shall have the right to perform its own studies solely as required by the Governmental Authority, and to provide the results to the requesting Governmental Authority.

6.9.1.1
CRUCELL approves, and AvP is hereby authorized, to characterize, issue Releases or Certificates of Analysis for, and/or conduct safety, toxicity or tumorigenicity testing of any PER.C6 CELLS for the purpose of qualification and maintenance as a PER.C6 Master Cell Bank, Working Cell Bank, and.or control cells to the Master Cell Bank, which testing AvP deems necessary for regulatory purposes, within the scope of the DEVELOPMENT PROGRAM.

6.9.2
AvP further agrees to use its reasonable efforts to promptly notify CRUCELL of any and all communications to and from Governmental Authorities relating to the safety of PER.C6 Cells, and agrees to consult promptly with CRUCELL to resolve any such concerns with the FDA or such other Governmental Authorities. Noncompliance by AvP with the obligation to use its reasonable efforts to promptly notify and consult with CRUCELL in its efforts to resolve any such issues with the FDA or other Governmental Authorities shall be considered to constitute a failure to comply with a material condition or covenant of this Agreement.

6.9.3
AvP shall be entitled to perform testing of its PER.C8 CELLS, within the scope of the DEVELOPMENT PROGRAM, as required for regulatory submissions to Governmental Authorities (such as, for example, those specified in FDA and ICH Guidances, Guidelines and Points to Consider, and any other existing or future applicable regulatory requirements), and as requested by Governmental Authorities.

6.10
PER.C8 Biological Master File: In the course of performing the DEVELOPMENT PROGRAM activities and thereafter, the Parties may establish a PER.C8 Biologics Master File ("BMF"). This BMF shall be kept in AvP's facilities, with a copy maintained at CRUCELL's facility. The Biologics Master File will be the property of CRUCELL and CRUCELL shall be entitled to access to it upon its reasonable request. AvP and its REGISTERED AFFILIATES acknowledge that CRUCELL may file the PER.C8 BMF with the FDA and with other foreign governmental equivalents thereof ("Governmental Authorities") and is of crucial importance to the Parties as well as to all other CRUCELL licensees of PER.C8 TECHNOLOGY. AvP shall have the right to cross-reference the BMF as may be required for any regulatory submissions to Governmental Authorities. CRUCELL shall provide AvP with any and all existing BMF documentation in the possession of CRUCELL (provided that Crucell is legally able to do so) relating to PER.C8 CELLS as required to support any regulatory submission AvP makes to a Governmental Authority in a country where a BMF or its foreign equivalent has not been submitted or is not in effect. In addition to the Biological Master File CRUCELL shall maintain, at its facilities, all characteristics of the donors from which the PER.C8 cells were derived, such information to be available to AvP and to regulatory authorities at AvP's request.

6.11
AvP further agrees to use its reasonable efforts to promptly notify CRUCELL of any and all communications to and from Governmental Authorities relating to the safety of PER.C8 CELLS, and agrees to consult promptly with CRUCELL to resolve any such concerns with the FDA or such other Governmental Authorities.

7    COMMERCIALIZATION COLLABORATION

7.1
Commercialization Sub-Committee. The Steering Committee shall establish a Commercialization Sub-Committee, to coordinate (1) the marketing of AvP throughout the AvP TERRITORY and CRUCELL throughout the CRUCELL TERRITORY, and (2) the distribution, the trademark designations relating to, the advertising, and the publication of information pertaining to, the FLU VACCINE PRODUCTS. Notwithstanding the role of the Commercialization Sub-Committee, all business decisions involving the design, sale, price, and promotion of FLU VACCINE PRODUCTS by AvP in the AvP TERRITORY under this Agreement shall be within the sole discretion of AvP.

7.2
Marketing Rights and Obligations. Consistent with the license grant in Section 9 below, and except as otherwise provided herein,

  (i)
  AvP shall have the exclusive right, and is obliged, to exert reasonable best efforts to market, offer to sell, sell, import and distribute a PER.C6 based FLU VACCINE PRODUCT in the AvP TERRITORY. After launch of a PER.C6 based FLU VACCINE PRODUCT, and subject to Section 9.3, AvP has the right to replace such product with a PER.C8 based FLU VACCINE PRODUCT. AvP will exert reasonable best efforts to replace its egg-based influenza vaccine with the PER.CX-based FLU VACCINE PRODUCT; and

  (ii)
  CRUCELL shall have the exclusive right to market, offer to sell, sell, import and distribute FLU VACCINE PRODUCTS in the CRUCELL TERRITORY.

  (iii)
  Rights of Discussion. CRUCELL intends to access the CRUCELL TERRITORY through a partnership or other business relationship with one or more established Japanese companies in which CRUCELL would provide bulk or finished injectable intramuscular ("IM") FLU VACCINE PRODUCT to such Japanese companies for distribution and sale. CRUCELL agrees that, prior to consummating any commercial agreement with such Japanese companies, CRUCELL will provide AvP with notice and the opportunity to meet with the companies, discuss the pending agreement and consider ways in which AvP may be able to contribute to development of the flu market in CRUCELL TERRITORY. CRUCELL will be in no way obligated to enter into any such agreements with AvP in Japan.

  (iv)
  AvP Right of First Negotiation for AvP Non-IM VACCINE PRODUCT. If AvP develops a FLU VACCINE PRODUCT for administration by means other than intramuscular injection ("non-IM"), then AvP shall notify CRUCELL of such PRODUCT and shall have the right to first negotiate with CRUCELL a distribution agreement for such non-IM FLU VACCINE PRODUCT in the CRUCELL TERRITORY.

  (v)
  Rights for Third Party Non-IM VACCINE PRODUCT in CRUCELL TERRITORY. If CRUCELL is offered technology that would enable the delivery of FLU VACCINE PRODUCT by non-IM means, CRUCELL shall notify AvP of such offer and shall first negotiate, in good faith, an arrangement to develop and market such non-IM FLU VACCINE PRODUCT in CRUCELL TERRITORY. If such good faith negotiations do not result in an agreement for such development and marketing of such non-IM PRODUCT in CRUCELL TERRITORY in a reasonable time, CRUCELL shall have the right to negotiate such an agreement with such third party, which agreement shall relate only to FLU VACCINE PRODUCTS other than those supplied to CRUCELL by AvP, and which shall not obligate CRUCELL to pay AvP any financial obligations, including royalty obligations on the NET SALES of such PRODUCTS.

7.3
Trademarks. Both Parties are free to market the FLU VACCINE PRODUCTS under such labels and tradenames as it may elect, provided that nothing in this Agreement shall be construed as a Trademark license. Neither AvP nor CRUCELL shall use any trademark, name or designation owned or confusingly similar to names, marks and designations owned or licensed by the other, including the PER.C6™ mark, without the other Party's explicit written consent. AvP and CRUCELL, in consultation with their respective regulatory affairs professionals, shall agree on labeling and packaging, consistent with regulatory guidelines, that will include the names of CRUCELL and AvP in a format to be agreed by the Parties.

7.4
Distributors. The Parties may authorize distributors to market, sell and distribute FLU VACCINE PRODUCTS in their respective Territories. Neither Party shall authorize any such distributors to authorize further distributors to market and sell FLU VACCINE PRODUCTS.

8    MANUFACTURING

8.1
Manufacturing Rights and Obligations: AvP shall exert its reasonable best efforts to develop, using CRUCELL TECHNOLOGY, a commercial production process for the FLU VACCINE PRODUCT, and implement the same in a manufacturing facility adequate to supply worldwide market needs.

8.2
AvP shall have the exclusive right, and is obliged, to exert reasonable diligent efforts to manufacture the FLU VACCINE PRODUCTS for distribution in the AvP TERRITORY

8.3
AvP shall be responsible for, and be obliged in accordance with terms of the supply agreements pursuant to Section 8.4, to manufacture FLU VACCINE PRODUCTS for distribution by CRUCELL or CRUCELL distributors or sublicensees in the CRUCELL TERRITORY.

8.4
AvP FLU VACCINE PRODUCTS Supply.

8.4.1
CRUCELL shall have the right to purchase FLU VACCINE PRODUCTS, in bulk and/or final finished form at CRUCELL's option in accordance with the forecasting and ordering arrangements pursuant to supply agreements negotiated in good faith in accordance with the terms set forth in this Section 8.4, manufactured by AvP for sale by CRUCELL in the CRUCELL TERRITORY under a separate brand name. AvP shall be obliged to supply CRUCELL with FLU VACCINE PRODUCT in quantities that meet reasonable forecasted market demand in CRUCELL TERRITORY for sale by CRUCELL in CRUCELL TERRITORY.

8.4.2
AvP shall charge CRUCELL for such FLU VACCINE PRODUCTS at the transfer price of MANUFACTURING COST and shall be entitled to receive a royalty of     •    percent (    •    %) of CRUCELL NET SALES. AvP shall, in lieu of a royalty payment, be entitled to a correspondingly higher transfer price for such FLU VACCINE PRODUCTS, provided that AvP and CRUCELL arrive at a mutually agreed upon transfer price.

8.4.3
The Parties shall enter into one or more supply agreements on reasonable and customary terms with respect to the supply arrangements and subject to the terms contemplated in this Section. The supply agreements shall specify agreed specifications and timeframes, on the basis of firm orders placed in advance by the Purchasing Party.

9    GRANT OF LICENSES, THIRD PARTY RIGHTS AND COVENANTS

9.1
CRUCELL License Grant to AvP: Subject to the TERM of this Agreement, CRUCELL hereby grants to AvP, and its REGISTERED AFFILIATES, an exclusive, royalty-bearing license under CRUCELL'S PER.C6 TECHNOLOGY to develop, make, have made, use, sell, offer to sell, import, and export FLU VACCINE PRODUCTS in the AvP TERRITORY. In addition, and subject to the terms of this Agreement, AvP shall have the right to sublicense to third parties the right to sell, offer to sell, import and export, but not the right to develop, make, have made or use FLU VACCINE PRODUCT in the AvP TERRITORY.

9.1.1
Third Party Manufacture. If AvP elects to provide PER.CX CELLS and/or PROGRAM KNOW HOW to a third party for the purpose of manufacturing supplies of FLU VACCINE PRODUCT(s), such third party shall be required to enter into a PER.CX CELL and PER.CX KNOW HOW material transfer and confidentiality contract with CRUCELL under terms appropriate and reasonable to protect CRUCELL's proprietary interest in and to the PER.CX CELLS and PER.CX KNOW HOW.

9.1.2
The material transfer and confidentiality contract pursuant to Section 9.1.1 (i) shall contain appropriate restrictions limiting the right to manufacture of FLU VACCINE PRODUCT(s), but not contain provisions regarding the use of the PER.CX or PROGRAM KNOW HOW that are otherwise more restrictive than the provisions contained in this Agreement, (ii) shall not contain any provisions requiring such third party subcontractor (or any other party) to compensate CRUCELL (or any other party) except for the reasonable compensation owed due to providing technical services along the lines of Section 3.7 hereinabove, and (iii) shall be executed by CRUCELL within thirty (30) days following AvP's written notification to CRUCELL of AvP's desire to subcontract such rights.

9.2
AvP License Grant to CRUCELL: Subject to the TERM of this Agreement, AvP hereby grants to CRUCELL, and its REGISTERED AFFILIATES, an exclusive, royalty-bearing license to use, register, sell, offer to sell and import FLU VACCINE PRODUCTS in the CRUCELL TERRITORY.

9.2.1
Reversion of License Grant. If CRUCELL has not entered into a marketing and/or distribution agreement with a third party to market and/or distribute a FLU VACCINE PRODUCT in the CRUCELL TERRITORY within 48 months after the first sale of a FLU VACCINE PRODUCT in either the US or EU, then the rights granted to CRUCELL in Section 9.2 shall revert to AvP and AvP TERRITORY shall be deemed to include Japan.

9.3
PER.C8 CELL License Grant to AvP:

9.3.1
In the event that AvP concludes that FLU VACCINE PRODUCT based on PER.C6 CELL TECHNOLOGY is unregisterable in the US or EU because of an issue with the PER.C6 CELLS, as evidenced by a written unapprovable determination from the US FDA or EMEA, respectively, then, AvP may substitute PER.C8 CELL TECHNOLOGY for PER.C6 CELL TECHNOLOGY on the same terms throughout this Agreement for such US or EU market, provided that the royalty and milestone obligations revert to those specified in the PER.C8 contract attached hereto as Exhibit 9.3, and for such market all rights to PER.C6 CELL TECHNOLOGY shall revert to CRUCELL.

9.3.1.1
Conditional Right to Exercise. For AvP to exercise this right of substitution pursuant to subsection 9.3.1, AvP must not have eliminated Step 1 from the DEVELOPMENT PROGRAM and fulfilled its obligations for funding and milestones related to Step 1 of the DEVELOPMENT PROGRAM.

9.3.1.2
Notice. AvP shall promptly notify CRUCELL, specifically within ten days, of the receipt, and provide CRUCELL with a copy, of any US FDA or EMEA written unapprovable determination for a FLU VACCINE PRODUCT because of issues with the PER.C6 CELLS.

9.3.2
Election for the Rest of AvP TERRITORY. If AvP makes the substitution pursuant to subsection 9.3.1 above, and AvP concludes that FLU VACCINE PRODUCT based on PER.C6 is, for any reason, not desirable, but possible to register for the rest of the AvP TERRITORY, then, AvP may substitute PER.C8 CELL TECHNOLOGY for PER.C6 CELL TECHNOLOGY for the manufacture of FLU VACCINE PRODUCT in the rest of the AvP TERRITORY, subject to subsection 9.3.3 below, and in accordance with one of the two following options:

9.3.2.1
AvP may confirm in writing its obligation to pay CRUCELL milestones and royalties for the rest of the AvP TERRITORY, on the terms of Sections 10 and 11 hereinbelow as applicable to FLU VACCINE PRODUCT manufactured with PER.C6 TECHNOLOGY, and thereby shall retain license exclusivity with respect to PER.CX CELLS as provided in Section 9.1 hereinabove; or

9.3.2.2
AvP may notify CRUCELL, in writing, that the royalty and milestone payment obligations to CRUCELL for the rest of the AvP TERRITORY shall revert to those specified in the PER.C8 contract attached hereto as Exhibit 9.3, and that AvP shall relinquish all license rights for PER.C6 TECHNOLOGY in the rest of the AvP TERRITORY.

9.3.3
The AvP election of subsections 9.3.2.1 or 9.3.2.2 shall be irrevocable upon notification in accordance with the following notice periods:

9.3.3.1
AvP shall notify CRUCELL of an AvP election pursuant to Section 9.3.1 within ninety days of receipt of such US FDA or EMEA written determination.

9.3.3.2
If AvP elects to make any further substitutions for PER.C6 TECHNOLOGY pursuant to Section 9.3.2, AvP shall notify CRUCELL within 180 days of receipt of such US FDA or EMEA written determination.

9.4
Retention of Rights in CRUCELL Territory CRUCELL shall retain the right to develop, have developed, make, have made, import, offer to sell and sell FLU VACCINE PRODUCTS other than FLU VACCINE PRODUCTS supplied by AvP for sale in CRUCELL Territory. CRUCELL shall have the right to use the upstream production process and pre-clinical and clinical data generated in the DEVELOPMENT PROGRAM where possible, and will have the right to use a downstream production process developed independently. AvP shall not be entitled to the royalty on CRUCELL NET SALES of FLU VACCINE PRODUCTS that are not supplied by AvP, unless CRUCELL (or its designated agent or sublicensee or distributor) has not exercised commercially reasonable efforts to register the FLU VACCINE PRODUCT supplied by AvP.

9.5
Grant Back License to CRUCELL. AvP and its Registered AFFILIATES hereby agree to grant to CRUCELL a royalty-free, non-exclusive license, under the PROGRAM TECHNOLOGY with the limited right to sublicense to third parties only in conjunction with a license to CRUCELL TECHNOLOGY. CRUCELL's license right under this clause shall not extend to the manufacture, use or sale of FLU VACCINE PRODUCTS except (i) in CRUCELL TERRITORY and (ii) if this Agreement is terminated pursuant to Sections 17.2 (AvP breach), 17.3, 17.5 (bankruptcy of AvP), 17.6, or 17.7, or (iii) the rights to PER.C6 TECHNOLOGY are reverted back to CRUCELL pursuant to Section 9.3

9.6
Restrictions on License Grant to AvP. The license grants described in Sections 9.1 and 9.3 are restricted to the extent that AvP and its REGISTERED AFFILIATES shall not be permitted to engage in the following activities without the prior written consent of CRUCELL:

9.6.1
AvP and its REGISTERED AFFILIATES are not licensed, and are not permitted, to use PER.CX CELLS in or for FUNCTIONAL GENOMICS studies.

9.6.2
AvP and its REGISTERED AFFILIATES are not licensed, and are not permitted, to use PER.CX CELLS for the development of products to prevent or treat diseases caused by chicken anemia virus, or to produce vectors, or expression products thereof, containing all or a part of a chicken anemia virus gene.

9.6.3
AvP and its REGISTERED AFFILIATES are not licensed, and are not permitted, to use PER.CX CELLS for the development of therapeutics in the GENE THERAPY FIELD.

9.6.4
Except for the sole purpose permitted under Section 9.1 and 9.3, AvP and its REGISTERED AFFILIATES are not permitted to offer, provide, give access to or to otherwise make available to third parties or to their AFFILIATES that are not identified in Exhibit 1.1, PER.CX CELLS, and/or CRUCELL KNOW HOW.

9.6.5
Except for the sole purpose of the acts licensed by this Agreement, AvP and its REGISTERED AFFILIATES are not permitted to offer or provide services to third parties, or to their AFFILIATES that are not identified in Exhibit 1.1, relating to or using PER.CX CELLS or CRUCELL KNOW HOW.

9.6.6
The provisions of Sections 9.6.4 and 9.6.5 shall not apply to the extent that AvP or its REGISTERED AFFILIATES will be required to provide, give access to or otherwise make available, by applicable law, order or regulation of a governmental agency or court of competent jurisdiction, the results, materials, or know-how obtained relating to PER.CX CELLS or CRUCELL KNOW HOW.

9.7
The restrictions and prohibitions of Section 9.6 shall not abrogate or supercede any rights granted by CRUCELL pursuant to other contracts or licenses in force between or among the Parties.

9.8
Exclusivity Covenants.

9.8.1
CRUCELL covenants that, as long as this Agreement is in effect in accordance with its terms, that CRUCELL, its successors and assigns, shall not (i) license, sell, or otherwise provide any third party with, in whatever way, its rights under PROJECT TECHNOLOGY to the use of any PER.CX Cell line for the development, making, having made, using, offering to sell, selling, importing or exporting of FLU VACCINE PRODUCTS in the AvP TERRITORY; and (ii) market, sell or distribute, or enable any AFFILIATE or other third party to market, offer to sell, sell, import or distribute, FLU VACCINE PRODUCTS in the AvP TERRITORY.

9.8.2
AvP covenants that, as long as this Agreement is in effect in accordance with its terms, that AvP, its successors and assigns, shall not (i) use any other cell line than PER.CX (or PER.CX) for the commercialization of VACCINE PRODUCTS to prevent and/or treat an acquired infection or disease caused by a communicable infectious influenza virus; and (ii) market, sell or distribute, or enable any AFFILIATE or other third party to market, offer to sell, sell, import or distribute, FLU VACCINE PRODUCTS in the CRUCELL TERRITORY, except pursuant to rights granted in or accordance with the arrangements specifically contemplated in this Agreement.

10    PAYMENTS FOR GRANTED RIGHTS AND MILESTONES

10.1
Up Front Fee: On the EFFECTIVE DATE, AvP shall pay to CRUCELL    •    euros (€    •    ), exclusive of V.A.T which fee shall be non-creditable and non-refundable.

10.2
Development Milestones Payments: AvP shall pay CRUCELL the following development milestone payments:

10.2.1
AvP shall pay CRUCELL    •    (€    •    ) euros, exclusive of V.A.T., which shall be non-creditable and non-refundable, within 30 days of the first patient dosing in the first phase I clinical trial for the first FLU VACCINE PRODUCT.

10.2.2
AvP shall promptly pay CRUCELL    •    (€    •    ) euros, exclusive of V.A.T., which shall be non-creditable and non-refundable, within 30 days of the completion of the first phase II clinical trial for the first FLU VACCINE PRODUCT in which trial evidence of immunogenicity and safety is demonstrated. For purposes of this Section 10.2.2, "completion" means availability of complete tables containing the results from the statistical analysis of all the data performed on a locked complete database; "immunogenicity" means demonstration of HAI antibodies meeting the EMEA criteria applicable to the annual license of the conventional influenza vaccines in Europe; and "safety" means absence of any vaccine-related significant adverse events (SAEs) observed during the six-month clinical follow-up period for all vaccinated subjects.

10.2.3
AvP shall pay CRUCELL a milestone payment of    •    (€    •    ) euros, exclusive of V.A.T., which shall be non-creditable and non-refundable, within 30 days of the completion of a first phase III clinical trial for the first FLU VACCINE PRODUCT, the results of which are suitable for filing with either the FDA or EMEA in support of an application for marketing authorization.

10.2.4
AvP shall pay CRUCELL a milestone payment of    •    (€    •    ) euros, exclusive of V.A.T., which shall be non-creditable and non-refundable, within 30 days of receiving a first FDA "approvable" letter for the first FLU VACCINE PRODUCT.

10.2.5
AvP shall pay CRUCELL a milestone payment of    •    (€    •    ) euros, exclusive of V.A.T., which shall be non-creditable and non-refundable, within 30 days of a first regulatory approval in a European country of the first FLU VACCINE PRODUCT.

10.3
If the milestones of Section 10.2 occur later than    •    from the mutually agreed due dates in the project timeline, which will be attached as Exhibit 10.2 within two weeks after the first STEERING COMMITTEE meeting, and which Exhibit may be amended from time to time by the Parties, then    •    % of the milestone will be due immediately and the remainder will be due when the milestone is actually achieved.

10.4
Development Milestones Payments for Step 1: AvP shall pay CRUCELL the following development milestone payments for Step 1 of the DEVELOPMENT PROGRAM, exclusive of V.A.T.:

10.4.1
CRUCELL shall be entitled to, and AvP shall pay CRUCELL, a milestone payment of    •     (€    •    ) euros, exclusive of V.A.T., within 30 days of the delivery to AvP of PER.C8 CELLS that have a doubling time at least as good as that of PER.C6 (approximately 24 hours) and are shown to be capable of growing in suspension and replicating Flu virus (A and B strains) to levels identical or better to those achievable with PER.C6 CELLS in head-to-head comparison.

10.4.2
CRUCELL shall be entitled to, and AvP shall pay CRUCELL, a milestone payment of    •     (€    •    ) euros, exclusive of V.A.T., within 60 days of the delivery to AvP of an established PER.C8 CELL Master Cell Bank and all related documentation sufficient to demonstrate that said Master Cell Bank complies with the International Conference on Harmonization ("ICH") guidelines in effect at the time of delivery of the Master Cell Bank. AvP shall make its good faith determination of conformity with the ICH guidelines within the 60 day period for making the milestone payment. Should AvP determine that a proffered Master Cell Bank does not meet the ICH guidelines it shall return the non-conforming Master Cell Bank to CRUCELL together with an explanation for its basis in rejecting the Master Cell Bank. In such event, CRUCELL agrees to provide an additional Master Cell Bank and documentation sufficient to demonstrate compliance with the ICH guidelines. The Parties understand and agree that certain tests that may be necessary or desirable to validate the Master Cell Bank cannot be completed within the 60 day period provided in this Section 10.2.2. Accordingly, after having made the milestone payment to CRUCELL under this Section 10.2.2, AvP shall be entitled to conduct an audit which may include additional testing of the Master Cell Bank and review of all related documentation. The purpose of the audit is to confirm that the Master Cell Bank can be used to make VACCINE PRODUCT capable of being registered and sold in the United States and Europe. Should the audit identify deficiencies in the documentation or issues with the Master Cell Bank AvP shall return the Master Cell Bank to CRUCELL and CRUCELL shall provide an additional Master Cell Bank to AvP.

11    ROYALTIES

11.1
As a consideration for the licenses and covenants granted by CRUCELL to AvP in Sections 9.1, and 9.3, AvP agrees to pay to CRUCELL the minimum annual royalty of Section 11.2 and the running royalty on NET SALES pursuant to Section 11.3.

11.2
Minimum annual royalty. AvP shall pay CRUCELL a minimum royalty of    •    Euros (€    •    ) starting on the first anniversary of the EFFECTIVE DATE of the Agreement. In subsequent years, the minimum royalty payment due shall be determined by increasing the annual royalty payment of the previous year by an increment of    •    Euro (€    •    ) each year for the first three years and then by an increment of    •    Euro (€    •    ) for subsequent years until reaching a maximum minimum annual royalty of    •    Euro (€    •    ) per year. On a year by year basis from the EFFECTIVE DATE, the minimum annual royalties up to    •    Euro (€    •    ) will be creditable against running royalties, solely to the extent that annual royalty payments made by AvP to CRUCELL in any year after the sixth anniversary of the EFFECTIVE DATE shall not be less

  than    •    (€    •    ) euros, and the remainder of the minimum royalty payments for such year are creditable against the milestones of Section 10.2 above. Such credits are to carry forward, year to year, until exhausted.

11.3
Running Royalties. AvP agrees to pay to CRUCELL royalties (exclusive of any applicable V.A.T.) on the total NET SALES of FLU VACCINE PRODUCTS sold in AvP TERRITORY as calculated below in Sections 11.3.1 through 11.8.

11.3.1
AvP's obligation to pay a royalty is, on a product-by-product and country-by-country basis, for the longer of a period of (i) fifteen (15) years following the FIRST COMMERCIAL SALE of FLU VACCINE PRODUCT, or (ii) the last to expire PROJECT PATENT jointly or solely owned by CRUCELL with a VALID CLAIM in that country such that the VALID CLAIM would, but for the license granted herein, be infringed by the manufacture, use, sale or importation of FLU VACCINE PRODUCT (hereinafter the "ROYALTY TERM"), at the rate(s) set forth below in this subsection.

11.3.2
The Parties agree to use as a basis for calculating the royalties due to CRUCELL, the hypothetical annual net sales amount on a country-by-country basis ("Annual Base Net Sales" or "Wn", whereby n represents the year) that AvP is forecasted to make with its conventional influenza products after start of commercialization of FLU VACCINE PRODUCT, in accordance with the following calculation:

11.3.2.1
Wn = X (1 + Z)n for each of the first    •    years following start of commercialization of the first FLU VACCINE PRODUCT (where n =    •    to    •    for the year    •    to     •    ). Wn = X (1 + Z)6 after the first    •    years following start of commercialization of the first FLU VACCINE PRODUCT.

11.3.2.2
The Initial Base Net Sales ("X") is the total NET SALES made by AvP with its conventional influenza vaccines in the AvP TERRITORY during the last year prior to commercialization of the first FLU VACCINE PRODUCT.

11.3.2.3
The trend rate in NET SALES ("Z") is the percentage increase or decrease of NET SALES made by AvP with its conventional influenza vaccines in the AvP TERRITORY during the two years prior to the first year of commercialization of the first FLU VACCINE PRODUCT, provided that Z shall not be greater than     •    % or less than    •    %.

11.3.3
During the ROYALTY TERM, the royalties shall be calculated as follows:

  The total NET SALES of the FLU VACCINE PRODUCT for each year is hereafter referred to as "Yn".

  The royalty rate applicable during each year shall be determined as follows:

  If Yn is less than or equal to Wn, then the royalty rate is     •    percent (    •    %) of total NET SALES; that is    •    % of Yn.

  If Yn is greater than Wn, then the royalty rate is     •    percent (    •    %) of total NET SALES of Wn plus     •    percent (    •    %) of the incremental NET SALES; that is    •    % of Wn plus    •    % of (Yn-Wn).

11.4
Royalty for Life of Unexpired PROJECT PATENT Term. If the use, manufacture or sale of FLU VACCINE PRODUCT in a country would infringe, absent this Agreement, a VALID CLAIM of a PROJECT PATENT in such country, the earned royalty obligation for sales in such country will be 100% of the royalty obligation on NET SALES as defined hereinabove in Section 11.3.

11.5
Royalty Reduction on PROJECT PATENT Expiration. If PROGRAM KNOW HOW or CRUCELL KNOW HOW is used in the use, manufacture or sale of FLU VACCINE PRODUCT in any country, and if the use, manufacture or sale of FLU VACCINE PRODUCT would not infringe, absent this Agreement, a VALID CLAIM of a PROJECT PATENT in any country, the earned royalty obligation will be     •    % of the royalty obligation on NET SALES as defined hereinabove in Section 11.3)(i.e.    •    % of Y if Y is less or equal to X, or    •    % of X +     •    % of (Y-X) if Y is greater than X).

11.6
One royalty shall be due with respect to the sale of the same unit of FLU VACCINE PRODUCT.

11.7
AvP Obligations. AvP shall be solely responsible for the payment of any royalties, license fees, and milestone or other payments due to third parties under licenses or similar agreements necessary to allow the manufacture, use or sale of any FLU VACCINE PRODUCT in the AvP TERRITORY and CRUCELL TERRITORY.

11.8
IF AvP develops and launches an alternative delivery system for flu vaccines, the royalty payable by AvP to CRUCELL per unit sold of such alternative delivery system would be based on a country-by-country basis on the greater of (i) the value contributed by the different components of the combination product, or (ii) if a standard injectable FLU VACCINE PRODUCT is sold in such country, the price of one unit of the standard injectable FLU VACCINE PRODUCT.

12    PAYMENTS; BOOKS AND RECORDS

12.1
Royalty Reports and Payments. After the first commercial sale of a FLU VACCINE PRODUCT on which royalties are required, AvP agrees to submit quarterly written reports to CRUCELL within ninety (90) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate NET SALES of the FLU VACCINE PRODUCT sold during the calendar quarter upon which a royalty is payable under Section 11 above. Concurrently with the submission of such reports, AvP shall pay to CRUCELL royalties at the rate specified in Section 11.

12.2
Method of Payment.

12.3
All payments due hereunder to CRUCELL shall be paid in Euros in immediately available funds, for CRUCELL's account, to a bank designated in writing by CRUCELL.

12.4
Each Party shall submit an invoice to the other Party for all transportation, packing or other documented and reasonable costs incurred by such Party on the other Party's benefit and at the other Party's request pursuant to this Agreement. Each Party shall pay undisputed invoices specifying these costs within thirty (30) days of receipt.

12.5
Interest. If any payment under this Agreement is not made by the date on which the same becomes due and payable, the late Party shall owe the other Party interest at the rate of LIBOR + 2 percent (%) per annum on any outstanding amount until payment is made in full.

12.6
No Refunds. Payments referred to herein shall not be refundable under any circumstances, including but not limited to the termination of this Agreement for whatever reason.

12.7
Currency Conversion. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the following procedures. The rate of currency conversion shall be calculated using a simple monthly period average of the end "spot rates" provided by a leading commercial bank for such accounting period. Any changes to procedures for currency conversion shall only apply after such notice has been delivered and provided that such changes are consistently applied across AvP's operating units and continue to maintain a set methodology for currency conversion.

12.8
Withholding Taxes. AvP shall pay royalty payments to CRUCELL after deduction of any applicable withholding taxes. Prior to any first payment by AvP to CRUCELL in one calendar year,

  CRUCELL shall provide AvP with any relevant form required by the Tax authorities in order for CRUCELL to (i) attest CRUCELL's fiscal residence and (ii) obtain the application of the reduced withholding tax rate or the exemption of the withholding tax, according to the relevant bilateral agreement against double taxation. At the request of CRUCELL, AvP will forward to CRUCELL such relevant application forms for fulfillment. In the event CRUCELL fails to return such forms duly filled and signed before a payment date, AvP will declare and pay withholding tax at the local common law rate applicable to the payments, and AvP will deduct such tax from the corresponding payment to CRUCELL. AvP shall remit the withholding tax to the proper Tax authority and proof of payment of such tax shall be secured and sent to CRUCELL as evidence of such payment.

12.9
Records; Inspection. Each Party and its AFFILIATES shall keep complete, true, and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such Party or its AFFILIATE, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by an independent public accounting firm of national prominence retained by the other Party for the purpose of verifying the royalty statements. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by AvP and CRUCELL. The auditing Party's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section shall be at the expense of the auditing Party, unless a variation or error producing an increase exceeding ten percent (10%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period will be paid the Party being audited.

13    INTELLECTUAL PROPERTY

13.1
Ownership of Inventions. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice in connection with the DEVELOPMENT PROGRAM shall be determined in accordance with the patent and other intellectual property laws of the country in which the invention was made. The Parties shall jointly own title to all inventions made by at least one AvP employee and at least one CRUCELL employee during the course of, and as part of, the DEVELOPMENT PROGRAM. Except as expressly provided in this Agreement, it is understood that the Parties shall not have an obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit a joint invention, by reason of joint ownership of any such intellectual property. Each Party shall cooperate in executing whatever documents are necessary to establish legal joint title in and common ownership of PROGRAM PATENTS claiming jointly owned inventions.

13.2
Patent Prosecution.

13.2.1
Sole Inventions. AvP or CRUCELL, as the case may be, shall, at its own expense, control the preparing, filing, prosecuting and maintaining the solely owned CRUCELL PATENTS and PROGRAM PATENTS worldwide, in such countries as it deems appropriate, and conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extensions relating to solely owned PROGRAM PATENTS and CRUCELL PATENTS (respectively) using counsel of that Party's choice.

13.2.2
Jointly Owned PROGRAM PATENTS. To provide for the most sensible, efficient, and cost effective means to protect inventions that are owned jointly by CRUCELL and AvP under Section 13.1 above, patent counsel for AvP and CRUCELL shall consult with each other. As a result of such consultation, patent counsel will be chosen to prepare, file, prosecute and maintain patent applications and patents worldwide on such joint inventions, and the Parties shall share the costs thereof as reasonably agreed, based upon the relative benefits thereof to each Party.

13.2.3
Prosecution by Other Party. In the event that AvP or CRUCELL, as the case may be (the "Owner"), declines to file or, having filed, declines to further prosecute and maintain any CRUCELL PATENT or PROGRAM PATENT, or conduct any interferences or oppositions, or request any re-examinations, reissues or extensions of patent term with respect to its solely owned PROGRAM PATENTS or CRUCELL PATENTS, the other Party shall have the right to file, prosecute and maintain such patent applications or patents or conduct such interferences, at its own expense, in the name of the Owner in any country, in which event the Owner of such CRUCELL PATENT or PROGRAM PATENT shall provide, at the other Party's request and expense, all reasonable assistance. If the Owner of such CRUCELL PATENT or PROGRAM PATENT declines or fails to take any such actions, such Owner shall notify the other Party hereto at least sixty (60) days prior to the date the next action or filing is due to be taken with respect to the subject CRUCELL PATENT or PROGRAM PATENT.

13.2.4
Cooperation. Each of AvP and CRUCELL shall keep the other reasonably informed as to the status of such patent matters relating to jointly owned PROGRAM PATENTS, including, without limitation, by providing the other the opportunity to review and comment on any documents which will be filed in any patent office, and providing the other copies of any documents that such Party receives from such patent offices, including notice of all interferences, re-examinations, oppositions or requests for patent term extensions. AvP and CRUCELL shall each cooperate with and assist the other in connection with such activities, at the others' request and expense.

13.2.5
Third Party Rights. The foregoing provisions of this Section 13 shall be subject to and limited by any agreements pursuant to which AvP and CRUCELL, as the case may be, acquired any particular PROGRAM PATENT or CRUCELL PATENT. It is understood that such agreements may require, for example, that the licensor Party from whom AvP or CRUCELL acquired a license to such PATENT control the prosecution of particular patents and patent applications and does not permit access or an opportunity to comment on any documents filed in patent offices.

13.3
Defense of Third Party Infringement Claims.

13.3.1
Infringement Claims. If the production, sale or use of any VACCINE PRODUCT developed pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against AvP or CRUCELL (or their respective AFFILIATES or SUBLICENSEES), such Party shall promptly notify the other Party hereto in writing setting forth the facts of such claim in reasonable detail. The Party subject to such claim shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice, provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the PATENT or KNOW HOW of the other Party hereto is invalid or unenforceable without the prior written consent of such other Party. Such Party shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

13.4
Enforcement.

13.4.1
Notification. In the event that a Party obtains actual knowledge that a third party is infringing one or more of the PROGRAM PATENTS or the CRUCELL PATENTS in the field of VACCINE PRODUCTS, it shall promptly notify the other Party of any such infringement.

13.4.2
Control of Suit:

13.4.2.1
As to the infringement of solely owned CRUCELL PATENTS, CRUCELL shall have the exclusive right and sole discretion to effect termination of such infringement, including bringing suit or other proceedings against the infringer in its own name and AvP shall be kept informed at all times of all such proceedings taken by CRUCELL but only so as far as the CRUCELL PATENT in suit relates to a FLU VACCINE PRODUCT. If CRUCELL requests, AvP may, at AvP's discretion, join with CRUCELL as a Party to the lawsuit or other proceeding at CRUCELL' expense; however, CRUCELL shall retain control of the prosecution of such suit or proceedings, as the case may be.

13.4.2.2
As to the infringement of PROGRAM PATENTS solely owned by AvP, AvP shall have the exclusive right and sole discretion to effect termination of such infringement, including bringing suit or other proceedings against the infringer in its own name and CRUCELL shall be kept informed at all times of all such proceedings taken by AvP only so as far as the PROGRAM PATENT in suit relates to a VACCINE PRODUCT. If AvP requests, CRUCELL may, at CRUCELL's discretion, join with AvP as a Party to the lawsuit or other proceeding at AvP's expense; however, AvP shall retain control of the prosecution of such suit or proceedings, as the case may be.

13.4.2.3
Jointly Owned Technology. In the event that any PROGRAM PATENT that is jointly owned by CRUCELL and AvP is infringed or misappropriated by a third party, AvP and CRUCELL shall negotiate in good faith to mutually agree upon whether, and, if so, how, to enforce such jointly owned PROGRAM PATENT or defend such jointly owned PROGRAM PATENT in a declaratory judgment or similar proceeding. If the Parties cannot agree, then as joint and several owners of the PROGRAM PATENT, each Party may exercise its legal rights without the consent of the other Party.

13.4.3
Costs and Monetary Recovery: Each Party shall bear all its costs incurred in connection with such lawsuit or other proceeding, and consequently shall be entitled to collect and retain for its own account any damages or profits as may be accrued as a result of such lawsuit or other proceeding.

13.5
Disclaimer. Nothing in this Agreement shall be construed as obligating either Party, or giving the AvP the right, to proceed against a third party infringer.

13.6
Patent Term Extensions. CRUCELL hereby authorizes AvP to (a) provide in any NDA a list of patents that include CRUCELL PATENTS that relate to such FLU VACCINE PRODUCT and such other information, as AvP deems appropriate. In the event that any applicable law in any country, including the United States, provides for the extension of any term of any patent included among CRUCELL PATENTS, CRUCELL shall apply for and use its reasonable efforts to obtain such an extension, or should the law require AvP to so apply, CRUCELL shall cooperate with AvP to do so. AvP and CRUCELL shall cooperate with one another in obtaining any such extensions. CRUCELL agrees to execute such documents, or to arrange to have such documents executed, and take such actions as AvP may reasonably request in connection herewith.

14    REPRESENTATIONS AND WARRANTIES

14.1
Warranties. Each Party warrants and represents to the other that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; (iii) and there are no existing or threatened actions, suits or claims pending against it with respect to AvP FLU VACCINE PRODUCT products or to CRUCELL TECHNOLOGY or its right to enter into and perform its obligations under this Agreement and (iv) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to its respective AvP FLU VACCINE PRODUCT products or to CRUCELL TECHNOLOGY, or any portion thereof, to manufacture, sell or use a FLU VACCINE PRODUCT that is in conflict with the rights or licenses granted under this Agreement.

14.2
Disclaimer of Warranties. AvP and CRUCELL specifically disclaim any guarantee that the DEVELOPMENT PROGRAM will be successful, in whole or in part. To the extent that AvP and CRUCELL have complied with Sections 2, 3, 4, and 6 hereof, the failure of the Parties to successfully develop a FLU VACCINE PRODUCT will not constitute a breach of any representation or warranty or other obligation under this Agreement. Neither AvP nor CRUCELL makes any representation or warranty or guaranty that the PROGRAM Plan and Budget will be sufficient for the successful completion of the DEVELOPMENT PROGRAM. AvP AND CRUCELL EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE DEVELOPMENT PROGRAM AND THE CRUCELL TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF CRUCELL TECHNOLOGY, PATENTED OR UNPATENTED, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

14.3
Effect of Representations and Warranties. It is understood that if the representations and warranties under this Section are not true and accurate and AvP or CRUCELL incurs liabilities, costs or other expenses as a result of such falsity, AvP or CRUCELL, as the case may be, shall indemnify, defend and hold the other Party harmless from and against any such liabilities, costs or expenses incurred, provided that the indemnifying Party receives prompt notice of any claim against AvP or CRUCELL, as the case maybe, resulting from or related to such falsity, the cooperation of the indemnified Party, as requested in connection with any such claim, and the sole right to control the defense or settlement thereof.

15    CONFIDENTIALITY

15.1
Confidentiality Obligations. During the TERM of this Agreement and for a period of ten (10) years following the TERM, each Party and its AFFILIATES shall maintain in confidence all information disclosed by the other which is identified as confidential including without limitations information relating to PROGRAM KNOW HOW, CRUCELL KNOW HOW, and VACCINE PRODUCTS ("INFORMATION"), and shall not, except as permitted by this Agreement, use such INFORMATION or disclose the same to anyone other than those of its agents, direct employees, consultants and investigators for the execution of the DEVELOPMENT PROGRAM or as otherwise is necessary in connection with such receiving Party's (RECIPIENT'S) activities as contemplated, responsibilities and obligations as set forth in this Agreement, provided, however, that, except for disclosures to governmental health regulatory authorities, any disclosure by the Party's direct employees, consultants and investigators or agents for the execution of the DEVELOPMENT PROGRAM, shall require prior review and approval for disclosure. Each Party shall obtain a written agreement prior to disclosure to such agents, direct employees, consultants or investigators containing obligations to hold in confidence and not make use of such INFORMATION for any purposes other than as permitted by this Agreement, which obligations will not be less stringent than the obligations in this Section.

15.2
Each RECIPIENT shall use a similar effort to that which it uses to protect its own trade secrets or proprietary information, but shall in no event exercise less than due care, to ensure that its agents, direct employees, consultants and investigators for the execution of the DEVELOPMENT PROGRAM or otherwise do not disclose or make any unauthorized use of such INFORMATION. Each Party shall notify the other promptly of its knowledge of any unauthorized use or disclosure of the other's INFORMATION.

15.3
Exceptions. The confidentiality obligations under this Agreement shall not apply to the extent that:

15.3.1
the RECIPIENT is required to disclose information by order or regulation of a governmental agency or court of competent jurisdiction or by applicable stock exchange rules and regulations, or RECIPIENT can demonstrate that

15.3.1.1
the disclosed INFORMATION was at the time of such disclosure by RECIPIENT already in the public domain other than as a result of actions of RECIPIENT, its AFFILIATES and its agents, direct employees, consultants or investigators, in violation hereof,

15.3.1.2
the disclosed INFORMATION was rightly known by RECIPIENT (as shown by its written records) prior to the date of disclosure to RECIPIENT in connection with the Agreement or is independently developed without regard to the INFORMATION (as shown by its written records); or

15.3.1.3
The disclosed INFORMATION was received by RECIPIENT (as shown by its written records) on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party.

15.4
Material Breach Compensation: Upon a finding of a material breach of the obligations of this section by a court of competent jurisdiction, the injured Party may seek (1) the entry of appropriate preliminary and permanent injunctive relief to prevent any further damage from occurring to the injured Party and to assist reasonably the injured Party in mitigating its damages, and (2) the award to the injured Party of reasonable damages (including costs and reasonable attorney's fees).

15.5
Permitted Disclosures. Each Party hereto may disclose another's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, making a permitted sublicense or other exercise of its rights hereunder or conducting clinical trials, provided that if a Party is required to make any such disclosure of another Party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its commercially reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Notwithstanding the foregoing, neither Party shall disclose to third parties, clinical data or regulatory filings received from AvP or CRUCELL, except as permitted above.

15.6
Publicity: AvP will support CRUCELL in its PR activities for the influenza collaboration of the present Agreement. Within ten days of the EFFECTIVE DATE, CRUCELL and AvP will issue a joint press release and hold a joint press conference to announce the Agreement and subsequent key steps in the DEVELOPMENT PROGRAM. The Parties will disclose the key terms of the Agreement, including the actual value of upfront payment, the actual value of total milestones, double digit royalties and top-line sales and territorial rights in Japan for CRUCELL. CRUCELL will have the right to disclose its relationship with AvP in its business communications and communicate progress of the DEVELOPMENT PROGRAM at regular intervals in press releases and in business communications, whereby CRUCELL will have the right to disclose scientific results, after prior review by AvP. The CRUCELL or PER.C6 name will be clearly mentioned by AvP in all communications on the DEVELOPMENT PROGRAM, e.g., at conferences, press releases and investor communications.

16    INDEMNIFICATION

16.1
CRUCELL shall not be liable for and AVP shall indemnify and hold CRUCELL, its officers, directors, employees and agents ("CRUCELL Indemnitee") harmless against any and all liabilities (including product liability), except for the willful misconduct or negligence of CRUCELL, damages, losses or injury, death, costs, and expenses, whether direct or indirect, consequential or incidental, including attorney's fees, arising in any manner from AvP's use of PER.C6 CELLS, PER.C8 CELLS and/or the CRUCELL KNOW HOW, PROGRAM TECHNOLOGY and/or VACCINE PRODUCTS including without limitation any liability arising from the inherent properties of any PER.C8 CELL or PER.C6 CELL, or the development or manufacture of prototypes or clinical supplies by AVP, or the use by AVP of CRUCELL KNOW HOW or the use of any VACCINE PRODUCT manufactured, or used by AVP by any human being regardless of whether such use was contemplated by the Parties.

16.2
AvP shall not be liable for and CRUCELL shall indemnify and hold AvP, its officers, directors, employees and agents ("AvP Indemnitee") harmless against any and all liabilities (including product liability), except for the willful misconduct or negligence of AvP, damages, losses or injury, death, costs, and expenses, whether direct or indirect, consequential, incidental, including attorney's fees, arising in any manner from CRUCELL's use of PROGRAM KNOW HOW and/or VACCINE PRODUCT provided by AvP, including without limitation any liability arising from the inherent properties of any AvP PROGRAM KNOW HOW and/or VACCINE PRODUCT, or the development or manufacture of prototypes or clinical supplies by CRUCELL, or the use by CRUCELL of AvP PROGRAM KNOW HOW or the use of any VACCINE PRODUCT manufactured, or used by CRUCELL by any human being regardless of whether such use was contemplated by the Parties.

16.3
Procedure. A Party (the "Indemnitee") that intends to claim indemnification under this Section shall promptly notify the other Party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, SUBLICENSEES or their directors, officers, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceeding. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section but the omission so to deliver written notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

17    TERM AND TERMINATION

17.1
Term. This Agreement shall become effective as of the EFFECTIVE DATE and, unless earlier terminated pursuant to the other provisions of this Section 17, shall continue in full force and effect on a product-by-product and country-by-country basis, until the latter of the life of the last to expire PROJECT PATENT with a VALID CLAIM licensed hereunder and applicable to such FLU VACCINE PRODUCT, or fifteen (15) years from the date of the first commercial sale of each specific FLU VACCINE PRODUCT. After this period, this Agreement shall expire on a product-by-product and country-by-country basis and AvP shall have a fully paid up, irrevocable, royalty free license for such FLU VACCINE PRODUCT FLU VACCINE PRODUCT as specified in Section 9.1 hereinabove, and shall own title to the Master Cell Bank created during the DEVELOPMENT PROGRAM, which ownership rights are limited by the scope of the grant of Section 9.1 and the surviving clauses of this Agreement.

17.2
Termination for Cause. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party (or any other Party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period.

17.3
Termination for Convenience. Subject to the penalties specified in Section 17.8.3, and no earlier than the first anniversary of the EFFECTIVE DATE, AvP may terminate this Agreement on one hundred eighty (180) days prior written notice to CRUCELL.

17.4
Individual Products. Provided AvP is DEVELOPING and/or marketing at least one FLU VACCINE PRODUCT in the US and EU markets of the AvP TERRITORY, then upon ninety (90) days prior notice to CRUCELL, AvP may terminate the DEVELOPMENT and marketing of any other particular FLU VACCINE PRODUCT, and AvP shall have no further payment obligations with respect to such other FLU VACCINE PRODUCT following the effective date of such termination, provided further that AvP meets its diligence obligations and obligations towards CRUCELL as specified in the Agreement.

17.5
Termination Upon Insolvency or Bankruptcy. This license shall terminate automatically, at either CRUCELL's or AvP's option, if the other Party pledges substantially all of its assets for the benefit of creditors, pledges any portion of CRUCELL KNOW HOW for the benefit of creditors, or files for or is placed in bankruptcy.

17.6
Termination by AvP For Technical Failure. No earlier than the first anniversary of the EFFECTIVE DATE, AvP may terminate this Agreement on one hundred eighty (180) days prior written notice to CRUCELL, with no penalty, for any one of the following reasons, provided that AvP has exercised its diligence obligations under this Agreement:

17.6.1
Safety: receipt of a notice from the US FDA or EMEA that the PER.C6 CELLS (or, if AvP has substituted PER.C8 CELLS for PER.C6 CELLS, the PER.C8 CELLS) are not suitable for registration of a FLU VACCINE PRODUCT.

17.6.2
Scale up impossibility: inability to scale up, in a commercially practical way, for whatever reason, including instability of the PER.C6 CELLS (or, if AvP has substituted PER.C8 CELLS for PER.C6 CELLS, the PER.C8 Cells) the FLU VACCINE PRODUCT to the scale required for commercial production, which is currently estimated to be    •    L bioreactors.

17.6.3
Clinical failure: receipt of an irrevocable notice from the US FDA or EMEA that the FLU VACCINE PRODUCT is not suitable for registration.

17.7
Termination by AvP For Legal Impracticability. No earlier than the first anniversary of the EFFECTIVE DATE, AvP may terminate this Agreement with respect to the US, EU or the entire AvP TERRITORY, with no penalty, on ninety (90) days prior written notice to CRUCELL, provided that the following conditions have been met:

17.7.1
A competent court, based on a third party patent infringement lawsuit, has enjoined AvP's FLU VACCINE PRODUCT commercial activities in the US or EU, with no possibility of appeal, and

  AvP has determined that it cannot secure a license under said third party patent on commercially reasonable terms; or

17.7.2
(i) AvP has received a letter from a third party alleging infringement of a third party granted patent, which allegations are sufficient to support the filing of a declaratory judgment patent suit, (ii) AvP has reached an impasse in negotiations with said third party for a license under said patent, and (iii) AvP and CRUCELL have secured an opinion, from outside patent counsel selected and retained jointly by AvP and CRUCELL, and paid for jointly by AvP and CRUCELL on a 50:50 basis, that said third party patent is valid and at least one of such patent's claims is infringed in the EU or US by AvP activities of making, using, offer for sale, selling or importation FLU VACCINE PRODUCT.

17.8
Rights and Obligations on Term, Termination, or Suspension.

17.8.1
Termination by either Party pursuant to this Article shall not prejudice any other remedy that a Party might have. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

17.8.2
Upon termination of this Agreement by either Party other than its expiration under Section 18.1, at CRUCELL's written request, AVP and its REGISTERED AFFILIATES shall destroy all supplies of PER.C6 CELLS, PER.C8 CELLS and exert reasonable best efforts to destroy all documents describing CRUCELL KNOW HOW, and shall promptly thereafter confirm such destruction in writing to CRUCELL.

17.8.3
Upon termination of this Agreement for convenience of AvP, (i) AvP shall pay to CRUCELL the lesser of the next scheduled milestone payment as specified in Section 10.2 and Exhibit 10.2 or    •    Euro, provided that a FLU VACCINE PRODUCT has not yet been approved for marketing in the US and EU; or (ii) provided all the milestones of Section 10.2 have been fully paid, AvP shall pay to CRUCELL an amount equal to    •    Euro (    •    ) minus the running royalties already paid to CRUCELL pursuant to this Agreement, without any credit for minimum royalty payments.

17.8.4
Return of Materials. Upon any termination of this Agreement by reason of breach of contract, or convenience, or technical or legal reasons of one or both Parties, each Party shall promptly return to the other all Confidential Information received from the other (except one copy of which may be retained for archival purposes), except (i) CRUCELL shall not be required to return Confidential Information to AvP for which AvP has granted CRUCELL rights under this Agreement or if such information is required to continue the development of, or marketing of, FLU VACCINE PRODUCTS and (ii) the Parties shall not be required to return Confidential Information to each other if this Agreement has expired in accordance with Section 18.1 and such information is required to continue the development of, or marketing of, FLU VACCINE PRODUCT or other VACCINE PRODUCTS.

17.8.5
Stock on Hand. In the event this Agreement is terminated for any reason, the terminated Party and their respective AFFILIATES and SUBLICENSEES shall have the right to sell or otherwise dispose of the stock of any FLU VACCINE PRODUCT subject to this Agreement then on hand, subject to the payment of royalties as provided herein.

17.9
Survival. Sections 1, 5.6, 5.7, 6.2, 6.5-6.7, 9.5, 9.6, 12.9, 13, 14, 15, 16, 17, 18 and 19 of this Agreement shall survive expiration or termination of this Agreement for any reason.

18    MISCELLANEOUS

18.1
Entire Agreement. This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements including the PER.C8 Agreement attached hereto as Exhibit 9.3, understandings, and negotiations regarding the same. This Agreement may not be changed, modified, amended, or supplemented except by a written instrument signed by both Parties hereto.

18.2
Assignment. Neither CRUCELL nor AvP may assign their rights under this Agreement. Notwithstanding the foregoing, neither Party need obtain consent from the other Party to assign its rights and obligations hereunder to any AFFILIATE, or to a successor or merged company, when the acquisition or merger involves substantially all of its business related to this Agreement. Such assignment shall then be binding upon, inure to the benefit of, both Parties.

18.3
In the event of a CRUCELL change of control (as defined in Section 18.3.1) during the TERM of this Agreement, then CRUCELL shall undertake to segregate, maintain as confidential and not disclose to any employee, officer, director of the Third party vaccine company (as defined in Section 18.3.1), all PROGRAM TECHNOLOGY disclosed to CRUCELL by AvP as a result of the DEVELOPMENT PROGRAM or the commercialization of FLU VACCINE PRODUCTS ("AvP KNOW HOW").

18.3.1
"CRUCELL Change of Control" shall mean any transaction or series of related transactions in which a Third Party vaccine company acquires or becomes the beneficial owner of (i) more than thirty-five percent (35%) of the outstanding voting securities of CRUCELL or the surviving entity, whether by merger, consolidation, reorganization, tender offer or other similar means or (ii) all or substantially all of the assets of CRUCELL. For purposes of this Section, "Third party vaccine company" shall mean any vaccine company that markets a human influenza vaccine.

18.3.2
In the event of a CRUCELL change of control AvP shall have the right, exercisable upon written notice to CRUCELL and delivered at any time within ninety (90) days after the effective date of any such CRUCELL Change of Control to further limit the access to AVP KNOW HOW, and the participation in AVP DEVELOPMENT activities relating to FLU VACCINE PRODUCTS, of CRUCELL and the Third Party vaccine company as follows:

18.3.2.1
Representatives of the Third party vaccine company shall be permitted to attend STEERING COMMITTEE and subcommittee meetings, unless AVP provides CRUCELL with a reasonable written basis for refusal of such attendance.

18.3.2.2
CRUCELL may disclose to the Third party vaccine company portions of regulatory files, pre-clinical and clinical data relating to FLU VACCINE PRODUCTS under development by AVP, which disclosures are reasonably necessary to the commercial plans of such Third party vaccine company to reasonably exploit its commercial rights to FLU VACCINE PRODUCT(s), provided that AVP is provided an opportunity to review and comment on the content of such disclosures and CRUCELL shall take into consideration AvP's comments prior to disclosing such information to said Third party vaccine company, subject to AvP's right to redact proprietary and competitively sensitive information including but not limited to proprietary manufacturing technology, identification of clinical investigators, and proprietary clinical study protocols. Notwithstanding the foregoing approval requirement, Third party vaccine company shall be entitled to have access to the non-proprietary, publicly available portions of such files and data, after AVP has filed an NDA or NDA equivalent.

18.3.2.3
Unless AvP provides CRUCELL with a reasonable written basis for refusal to do so, CRUCELL shall be able to provide Third Party vaccine company with information, the minutes, plans or reports resulting from STEERING COMMITTEE and subcommittee meetings, reasonably necessary to reasonably exploit commercial rights to FLU VACCINE PRODUCT(s).

18.4
Severability. If any part of this Agreement shall be held invalid and/or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.

18.5
Further Assurances. Each Party hereto agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.6
Force Majeure. Neither AvP nor CRUCELL shall be liable for any failure or delay in performance under this Agreement which is due in whole or in part directly or indirectly to any cause of any nature beyond the reasonable control of such Party.

18.7
Notice and Reports. All notices required by this Agreement shall be in writing. All notices and reports shall be sent by fax followed by registered airmail to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

To CRUCELL:	CRUCELL Archimedesweg 4, 2333CN Leiden THE NETHERLANDS Attn. Business Development
To AvP:	Aventis Pasteur 2, avenue Pont Pasteur, 69007, Lyon, France Attn. CEO,
With a copy to General Counsel
Legal Department Aventis Pasteur Discovery Drive Swiftwater, PA 18370

  Any notices shall be deemed given when received by the other Party.

18.8
Expenses. Each Party shall bear its own expenses, if not expressly agreed otherwise in this Agreement.

18.9
Relationships of the Parties. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute CRUCELL and AvP as partners or joint venturers with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any third party.

18.10
Patent Marking. AvP agrees to mark and have their AFFILIATES and SUBLICENSEES mark all FLU VACCINE PRODUCTS they sell or distribute pursuant to this Agreement in accordance with the applicable statute or regulations in the country or countries of manufacture and sale thereof.

18.11
Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of AvP and CRUCELL are subject to prior compliance with United States export regulations and such other United States laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the government of the United States. AvP and

  CRUCELL shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

18.12
Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18.13
Choice of Law. This Agreement shall be construed and interpreted according to the laws of France. Any disputes arising out of or in relation to this Agreement shall, to the exclusion of all others, be referred to the District Court in The Hague, the Netherlands.

18.14
Captions. Paragraph captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date the last Party to undersign.

AVENTIS PASTEUR S.A.			CRUCELL HOLLAND B.V.
By	/s/ David J. Williams	(date)	By	/s/ Domenico Valerio	(date)	31-12-'03

Name: David J. Williams Title: President and CEO			Domenico Valerio, Ph.D. Chief Executive Officer

QuickLinks

  Exhibit 4.6
PER.CX COLLABORATION and LICENSE AGREEMENT CRUCELL HOLLAND B.V.—AVENTIS PASTEUR S.A